EXHIBIT NO. 99

AK Steel Reaffirms National Steel Bid Proposal

MIDDLETOWN, OH, April 10, 2003—AK Steel (NYSE: AKS) AK Steel said that it had not reached agreement with the United Steelworkers of America (USWA) on a new, lower cost labor contract, but reaffirmed today its bid for substantially all the assets of National Steel Corporation for $1.125 billion.

“After weeks of negotiations with the USWA, during which progress was made, meaningful differences remain between the parties in arriving at a labor agreement that would provide the cost-based synergies contemplated in our original bid for National Steel,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “Unfortunately we could not reach a new labor agreement with the USWA that was economically feasible to profitably operate National Steel,” said Mr. Wardrop.

AK Steel said, however, that it remains interested in acquiring the assets under conditions submitted today to National Steel and its creditors. Under the conditions, AK Steel continues to offer $1.125 billion for substantially all of the assets of National Steel, however the labor approach will utilize Sections 1113 and 1114 of the U.S. Bankruptcy Code. It is anticipated that this labor approach would yield the savings necessary for AK Steel to realize some of the cost-based synergies for its acquisition of National to be successful.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has more than 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.